Exhibit 99.2

October 24, 2013

Dear Farmers National Banc Corp. Shareholder:

Over the course of our Company’s long history, there have been many changes, all of which contributed to making Farmers what it is today.

On behalf of the Holding Company Board of Directors, I am writing to inform you of the latest change. John S. Gulas is no longer the President and CEO of Farmers, effective November 4, 2013. Kevin J. Helmick has been appointed interim President and CEO, effective immediately. Mr. Helmick has spent his entire 18-year professional career with Farmers National Bank, most recently as the Company’s Executive Vice President of Retail and Wealth Management, as well as Corporate Secretary for the Holding Company. He has established an impressive record of achievement at every stage of his career and demonstrated extraordinary commitment to our Bank and its shareholders, employees and customers.

We are pleased to welcome Mr. Helmick into this expanded role. In addition, the Board of Directors pledges its steadfast support to the current management team and believes the dynamic group has the knowledge, skill and experience to continue leading our Company to new levels of success. Recently, Farmers National Banc Corp. received high praise from a nationally respected publication in the banking and financial services community. Bank Director (www.bankdirector.com) lists Farmers as one of the best banks in America in its 2013 Bank Performance Scorecard.

As a Board, we are confident in the strategic direction of the Company and support the unified approach that this management team has displayed during this transition period.

Sincerely,

/s/ Lance Ciroli

Lance Ciroli

Chairman

Farmers National Banc Corp. Board of Directors